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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 033-43512

PROSPECTUS
                                TECO ENERGY, INC.
                          COMMON STOCK, $1.00 PAR VALUE

              DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

       The Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") of TECO Energy, Inc. (the "Company") provides shareholders with a convenient and economical method of purchasing additional Common Stock of the Company. Employees of the Company and its subsidiaries may also purchase Common Stock under the Plan through automatic payroll deductions.

       Shares purchased under the Plan will be purchased directly from the Company unless the Company directs the plan agent, BankBoston, N.A. (the "Agent"), to purchase shares on the open market.

       Participants in the Plan may:

       -- have cash dividends on all or some of their shares of Common Stock automatically reinvested, at the current market price as defined below, in stock purchased from the Company or on the open market; or

       -- continue to receive their cash dividends and invest by making optional cash payments of not less than $25 at any one time and not more than $100,000 in the aggregate per calendar year, at the current market price as defined below, in stock purchased from the Company or on the open market; or

       -- invest their cash dividends on all or some of their shares and make optional cash payments.

       If original issue shares of Common Stock of the Company are purchased under the Plan, the purchase price for shares acquired with reinvested cash dividends and/or optional cash payments will be the average of the most recent five daily high and low sale prices for the Company's Common Stock, ending with the purchase date, as reported in the Wall Street Journal report of NYSE-Composite Transactions. The price per share to Participants of shares purchased on the open market will be the weighted average price (including brokerage commissions) of the shares acquired by the Agent. No shares will be purchased from the Company under the Plan at less than their par value, currently $1.00 per share.

       Cash dividends will be invested quarterly, normally on each dividend payment date, and optional cash payments will be invested monthly, normally on the 15th day of the month.

         Shareholders who do not participate in the Plan will continue to receive cash dividends.

     THIS PROSPECTUS RELATES TO 3,480,814 SHARES OF COMMON STOCK AND SHOULD
                        BE RETAINED FOR FUTURE REFERENCE.

                      ------------------------------------


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------


      THE DATE OF THIS PROSPECTUS IS NOVEMBER 13, 1991, AS AMENDED THROUGH
                                 MARCH 5, 1999.


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                              AVAILABLE INFORMATION

         TECO Energy, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, Judiciary Plaza N.W., Washington, D.C. 20549. Such reports and other information can also be reviewed on the Commission's web site (http://www.sec.gov). The Common Stock of the Company is listed on the New York Stock Exchange (the "NYSE"). Reports and other information concerning the Company can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and to the exhibits thereto.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed with the Commission pursuant to the 1934 Act are incorporated by reference in this Prospectus:

1.       The Company's Annual Report on Form 10-K for the year ended December
         31, 1997.

2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998.

3. The description of the Company's Common Stock contained in its Registration Statement on Form 8-B (File No. 1-8180) dated July 10, 1981, including any amendment or report filed after the date of this Prospectus for the purpose of updating such description.

4. The description of the Company's share purchase rights contained in its Registration Statement on Form 8-A (File No. 1-8180) dated May 2, 1989, as amended by Amendment No. 1 on Form 8-A/A dated July 27, 1993, including any amendment or report filed after the date of this Prospectus for the purpose of updating such description.

         All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering of Common Stock shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for

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purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed incorporated document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits have been specifically incorporated by reference therein). Requests for such copies should be directed to: Shareholder Services, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601, telephone (813) 228-1326.

                                   THE COMPANY

         TECO Energy, Inc., a Florida corporation, is the issuer of the shares of Common Stock covered by this Prospectus. The Company is an electric and gas utility holding company with important diversified activities. Its diversified operating businesses are engaged in marine transportation, coal mining, natural gas production from coalbeds, independent power, propane gas distribution, a variety of energy services and the design and production of advanced energy management and control systems. The Company's operating companies have facilities in several states and Central America. A more complete description of the business of the Company and its recent activities can be found in documents listed in "Incorporation of Certain Documents by Reference".

         The executive offices of the Company are located at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, telephone (813) 228-4111.

                                    THE PLAN

         The following is a question and answer statement of the provisions of the Plan.

PURPOSE

1.       WHAT IS THE PURPOSE OF THE PLAN?

         The purpose of the Plan is to provide holders of record of the Company's Common Stock and employees of the Company and its subsidiaries with a convenient method of investing cash dividends and optional cash payments toward the purchase of shares of Common Stock. Also, because shares of Common Stock purchased under the Plan may be acquired directly from the Company, the Company may receive additional equity funds which would be added to its general funds and would be used for general corporate purposes.

ADVANTAGES

2.       WHAT ARE THE ADVANTAGES OF THE PLAN?

         Participants in the Plan may (a) have cash dividends on all or some of their shares of Common Stock automatically invested, (b) invest in additional shares by making optional cash purchases of not less than $25 at any one time to a maximum of $100,000 per calendar year, whether or not a Participant has elected to have cash

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dividends automatically reinvested or (c) invest all or some of their cash dividends and make optional cash payments.

         For the price of shares purchased under the Plan, see Question 20. No shares will be purchased from the Company under the Plan at less than their par value, currently $1.00 per share.

         Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to Participants' accounts. In addition, cash dividends applicable to such fractions of shares, as well as full shares, will be credited to Participants' accounts. The Agent will provide simplified recordkeeping through regular statements of Participants' accounts.


ADMINISTRATION

3.       WHO ADMINISTERS THE PLAN?

         The Agent will administer the Plan and make purchases of shares as agent for Participants. The Agent will keep a continuous record of each participating shareholder's activities and send him or her a statement of account following each purchase of shares for his or her account. The Agent will hold for safekeeping the shares purchased for each Participant until termination of participation in the Plan or receipt of a written request by a Participant for all or part of his or her shares. Shares purchased under the Plan and held by the Agent will be registered in its name for each Participant in the Plan.


PARTICIPATION

4.       WHO IS ELIGIBLE TO PARTICIPATE?

         All holders of record of shares of the Company's Common Stock are eligible to participate in the Plan. If the Common Stock of a shareholder is registered in a name other than that of the shareholder (e.g., in the name of a broker or bank nominee), the shareholder who wants to participate in the Plan must become a shareholder of record by having a portion or all of his or her shares transferred to the shareholder's own name.

         Employees of the Company and its subsidiaries are also eligible to participate in the Plan through automatic payroll deduction even though they do not have any shares of the Company's Common Stock registered in their individual names.


PARTICIPATION BY SHAREHOLDERS

5.       HOW DOES AN ELIGIBLE SHAREHOLDER PARTICIPATE?

         A holder of record of shares of Common Stock may join the Plan at any time by checking the appropriate box on the Authorization Form and signing and returning it to the Agent. A postage-paid, pre-addressed envelope is provided for this purpose. An Authorization Form may be obtained by written request to BankBoston, N.A., c/o EquiServe L.P., P.O. Box 8040, Boston, Massachusetts 02266-8040, or by calling the Agent at (800) 650-9222.

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Where the stock is registered in more than one name (i.e., joint tenants, trustees, etc.), all registered holders must sign.

6.       WHEN MAY A SHAREHOLDER JOIN THE PLAN?

         A holder of record of shares of Common Stock may join the Plan at any time. If the shareholder's Authorization Form is received by the Agent two (2) business days prior to the record date for the Company's next cash dividend (normally the record date is the first day of the month in which a Common Stock dividend is to be paid), then that dividend, if it is to be reinvested, along with any optional cash payments (see Questions 16 and 17) received on or before the Investment Date, will be used to purchase additional shares of Common Stock for the shareholder as of the Investment Date. The "Investment Date" is the dividend payment date for the months in which dividends are payable and the 15th day of the month, or if that date is not a business day, on the next following business day, for months in which dividends are not payable. Dividends on shares of Common Stock are normally payable on the fifteenth day of February, May, August and November.

         If the Authorization Form is received by the Agent after the record date, reinvestment of cash dividends will be delayed until the dividend for the next quarter. For example, in order to invest the quarterly dividend expected to be payable on May 15, 1999, a shareholder's Authorization Form must be received by the Agent two (2) business days prior to the record date, which would normally be April 30, 1999. If the Authorization Form is received after the record date, the dividend payable on May 15 would be paid in cash and the shareholder's participation in the dividend reinvestment feature of the Plan would not commence until the quarterly dividend expected to be payable on August 15, 1999.

7.       WHAT DOES THE AUTHORIZATION FORM PROVIDE?

         The Authorization Form allows each shareholder to decide the extent to which he or she wants to participate in the Plan. By checking the appropriate box on the Authorization Form, a shareholder may indicate whether he or she wants to (1) reinvest cash dividends paid on all of the shares of Common Stock registered in his or her name, (2) invest cash dividends paid on some of such shares, and/or (3) participate in the Plan by making optional cash payments within the limits described in Question 17.

         If a signed Authorization Form is returned to the Agent without one of the boxes checked, the shareholder will be enrolled under the "Full Dividend Reinvestment" option. If a signed Authorization Form is returned to the Agent with the "Partial Dividend Reinvestment" box checked but without the number of shares designated, the form will be returned to the shareholder for completion. If the "Optional Cash Payments Only" box on the Authorization Form is checked, the Company will continue to pay to the Participant cash dividends on shares registered in his or her name, and cash dividends on shares credited to the Participant's Plan account, but the Agent will apply any optional cash payment received from the shareholder to the purchase of additional shares of Common Stock under the Plan.

8.       HOW MAY A PARTICIPANT CHANGE OPTIONS UNDER THE PLAN?

         A Participant may change his or her investment option at any time by signing a new Authorization Form and returning it to BankBoston, N.A., c/o EquiServe L.P., P.O. Box 8040, Boston, Massachusetts 02266-8040. An Authorization Form and postage-paid envelope may be obtained as stated in Question 5. Any Authorization

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Form directing the Agent to change an option must be received by the Agent two
(2) business days prior to the record date in order to be effective on the related dividend payment date.


PARTICIPATION BY EMPLOYEES

9.       WHICH EMPLOYEES ARE ELIGIBLE TO JOIN THE PLAN?

         Any employee age 18 or older of TECO Energy, Inc. or one of its subsidiaries is eligible to join the Plan after completing six months of employment, except for those working as part of an educational cooperative program.

10.      WHAT ARE THE RIGHTS OF EMPLOYEES PARTICIPATING IN THE PLAN?

         Employees have the same rights, and are governed by the same terms and limitations, under the Plan as TECO Energy, Inc. shareholders, except that eligible employees may make optional cash payments through regular payroll deductions.

11.      HOW DOES AN EMPLOYEE AUTHORIZE PAYROLL DEDUCTIONS UNDER THE PLAN?

         An employee may authorize payroll deductions under the Plan at any time by completing the Payroll Deduction Authorization Form and returning it to the payroll department. The deduction will begin on the next designated pay period. A Payroll Deduction Authorization Form may be obtained from the payroll department.

         The Payroll Deduction Authorization Form allows an employee to specify the dollar amount to be deducted from his or her pay each month. The monthly deductions will be used to purchase full and fractional shares of the Company's Common Stock. In addition, all cash dividends credited to an employee's Plan account will be fully reinvested and used to purchase additional shares of Common Stock, unless the employee notifies the Agent otherwise (see Question 8).

         The employee must specify on the Payroll Deduction Authorization Form the amount to be withheld each month in whole dollar amounts. The minimum monthly deduction is $25.

         NO INTEREST WILL BE PAID BY THE COMPANY OR THE AGENT ON PAYROLL DEDUCTIONS HELD AS OPTIONAL CASH PAYMENTS FOR THE PURCHASE OF SHARES.

12.      HOW DOES AN EMPLOYEE CHANGE OR TERMINATE PARTICIPATION IN THE PLAN?

         Once authorized, payroll deductions will continue until changed or terminated by the employee. An employee may change the amount of or terminate payroll deductions at any time by giving written notice to the payroll department. Employees may terminate payroll deductions without withdrawing from the dividend reinvestment feature of the Plan.

         In order to withdraw from the dividend reinvestment feature of the Plan, an employee must notify the Agent in writing that he or she wishes to withdraw (see Question 29).

13. MAY AN EMPLOYEE STOP HIS OR HER PAYROLL DEDUCTIONS AND STILL PARTICIPATE IN THE PLAN?

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         Yes. An employee who stops his or her payroll deductions may leave his or her shares in the Plan and the Agent will maintain the shares in the Plan account unless otherwise instructed. An employee may also make or continue to make optional cash payments (see Questions 16 and 17).

14.      WHEN ARE PAYROLL DEDUCTIONS INVESTED?

         Payroll deductions are invested on the Investment Date, normally the 15th day of each month. In the event that the 15th is not a business day, then the Investment Date will be the following business day.

15.      WHAT HAPPENS WHEN AN EMPLOYEE-PARTICIPANT LEAVES THE COMPANY?

         If an employee who is a participant in the dividend reinvestment feature of the Plan ceases to be employed by the Company, the Agent will continue to reinvest cash dividends on the shares credited to the Participant's Plan account until the Participant withdraws from the Plan (see Question 29). If the employee has participated in the Plan exclusively through payroll deductions and/or optional cash payments, all accumulated shares in the employee's account will be retained by the Agent and dividends paid as previously requested until the Agent is notified in writing to issue a stock certificate. This notice should be addressed to BankBoston, N.A., c/o EquiServe L.P., P. O. Box 8040, Boston, Massachusetts 02266-8040. Upon receipt of the notice by the Agent, certificates for whole shares credited to an employee's account under the Plan will be mailed to him or her and a cash payment will be made for any fraction of a share and for any payroll deductions or optional cash payments which have not been invested. The cash payment for any fraction of a share will be based on the closing price of the Company's Common Stock as reported in the Wall Street Journal report of NYSE-Composite Transactions for the latest practical date preceding processing of the employee's withdrawal.


OPTIONAL CASH PAYMENTS

16.      HOW DO OPTIONAL CASH PAYMENTS WORK?

         Optional cash payments received from a Participant prior to the Investment Date will be applied by the Agent to the purchase of additional shares of Common Stock as of the Investment Date. The price of the shares of Common Stock purchased with optional cash payments will differ depending upon whether purchases are made from the Company or on the open market (see Questions 19 and 20). Optional cash payments received on or after an Investment Date will be held by the Agent until the next Investment Date. NO INTEREST WILL BE PAID BY THE COMPANY OR THE AGENT ON OPTIONAL CASH PAYMENTS HELD FOR THE PURCHASE OF SHARES. A shareholder may participate in the Plan even if he or she wishes only to invest optional cash payments.

17.      HOW MAY OPTIONAL CASH PAYMENTS BE MADE?

         An optional cash payment may be made by a Participant when enrolling in the Plan by enclosing a check or money order in United States funds, drawn on a United States bank, with the Authorization Form. Thereafter, optional cash payments may be mad through the use of cash payment forms, attached to statement of account, sent by the Agent to Participants. The same amount of money need not be sent each month and there is no obligation to make an optional cash payment.


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         The minimum optional cash payment is $25 in any one month. The Company reserves the right to refuse any optional cash payment which, when combined with all other optional cash payments made by the Participant during the calendar year, exceeds $100,000, and in the event it exercises this right, the amount of the payment in excess of $100,000 will be returned. Optional cash payments will be refunded if a written request for refund is received by the Agent at least forty-eight hours prior to application of such payments to the purchase of shares. Funds submitted for investment must be by check or money order, in United States funds, drawn on a United States bank, and must be funds available for immediate deposit. Funds received not meeting these requirements will be returned.

         Optional cash payments should be made payable to BankBoston, N.A., c/o EquiServe L.P., P. O. Box 9041, Boston, Massachusetts 02205-9835. OPTIONAL CASH PAYMENTS FORWARDED TO ANY OTHER ADDRESS DO NOT CONSTITUTE A VALID DELIVERY.

         In the event that a check is returned unpaid for any reason, the Agent will consider the request for investment of such money null and void and shall immediately remove shares from the Participant's account, if any, purchased upon the prior credit of such money. The Agent shall thereupon be entitled to sell these shares to satisfy the balance of such uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Agent shall be entitled to sell additional shares from the Participant's account to satisfy the uncollected balance. A $25 fee will be charged for any deposit returned unpaid.


COSTS

18. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES UNDER THE PLAN?

         The costs of administration of the Plan are paid by the Company. Brokerage commissions for shares purchased on the open market will be included in the weighted average purchase price. In the event a Participant withdraws from the Plan and requests the Agent to sell the shares, the Participant will be charged a brokerage commission on the sale and any transfer tax (see Question
29).


PURCHASES

19.      WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

         Shares purchased under the Plan may come from authorized but unissued shares of Common Stock of the Company or from shares purchased by the Company in the open market. The decision to purchase shares on the open market will take into account the Company's need for common equity and general market conditions. In the event that the Company instructs the Agent to purchase shares for Participants on the open market, the Agent will invest the cash dividends and/or optional cash payments by purchasing shares of the Company's Common Stock on the open market as soon as possible after the Investment Date.

20.      WHAT WILL BE THE PRICE OF THE SHARES OF COMMON STOCK PURCHASED UNDER
THE PLAN?

         A.       Newly issued shares purchased from the Company.


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         The price of the shares of Common Stock purchased where such shares are newly issued and purchased from the Company will be the average of the most recent five daily high and low sale prices of the Company's Common Stock, ending on the day the shares are purchased, as reported in the Wall Street Journal report of NYSE-Composite Transactions. The purchases will normally occur on the Investment Date.

         B.       Shares purchased on the open market.

         In the event the Company directs the Agent to purchase shares on the open market rather than from the Company, the purchase price will be based on the weighted average cost of all the shares, including brokerage commissions, purchased by the Agent on the open market.

         No Participant shall have any right to direct the time or price at which Common Stock may be purchased.

21.      HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?

         The number of shares to be purchased depends on the amount of the Participant's reinvested cash dividends, optional cash payments, or both, and on the price of the shares of Common Stock. Each Participant's account will be credited with a number of shares, including fractions computed to three decimal places, equal to the total amount invested divided by the purchase price.

22.      WHEN SHALL PURCHASES OF SHARES OF COMMON STOCK BE MADE?

         Share purchases from the Company will be made as of the Investment Date as defined in Question 6.

         When shares are purchased on the open market, share purchases will be as of the date on which the Agent has purchased sufficient shares for all Participants and such shares are allocated to Participants' accounts.

         NO INTEREST WILL BE PAID BY THE COMPANY OR THE AGENT ON CASH DIVIDENDS OR OPTIONAL CASH PAYMENTS HELD FOR PURCHASE OF SHARES.


REPORTS TO PARTICIPANTS

23.      WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

         Each Participant will receive a statement of account as soon as practicable following each purchase of shares. These statements are a Participant's continuing and permanent record of the cost of purchases and should be retained for income tax purposes. In addition, each Participant will receive copies of all communications sent to all holders of shares of the Company's Common Stock, including the Company's interim and annual reports to shareholders, the notice of annual meeting and proxy statement, and any reports of taxable income required by the Internal Revenue Service.

         The statement will indicate the number of shares purchased, the price per share paid and will include any applicable tax information pertaining to the Participant's reinvestment account. Participants should be aware that it is important to retain all statements received as there could be a fee incurred when requesting the Agent to supply past history.

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DIVIDENDS

24. WILL A PARTICIPANT BE CREDITED WITH CASH DIVIDENDS ON SHARES HELD IN HIS OR HER ACCOUNT UNDER THE PLAN?

         Yes. The Company pays cash dividends, as declared, to the record holders of all outstanding shares of its stock. As the record holder for Participants, the Agent will receive cash dividends for all shares credited to Participants' accounts on the Common Stock dividend payment date. It will credit such cash dividends to three decimal places to Participants on the basis of full and fractional shares held in their accounts. For Participants other than those making only optional cash payments, cash dividends credited to their accounts will be reinvested in additional shares. Participants making only optional cash payments will have all cash dividends paid to them.


CERTIFICATES FOR SHARES

25. WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED BY PARTICIPANTS?

         Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to Participants. Shares of Common Stock purchased for Participants in the Plan will be registered in the nominee name of the Agent, and credit for shares purchased will be shown on each Participant's statement of account. This additional service protects against loss, theft or destruction of stock certificates.

         Certificates for any number of whole shares credited to a Participant's account under the Plan will be issued upon written request to the Agent from the Participant. A Participant need not withdraw all his or her shares (see Question
29). This request should be mailed to BankBoston, N.A., c/o EquiServe L.P., P.O. Box 8040, Boston, Massachusetts 02266-8040. Any remaining full shares and fractions of shares will continue to be credited to the Participant's account. Certificates for fractions of shares will not be issued under any circumstances. Shares credited to the account of a Participant under the Plan may not be pledged. A Participant who wishes to pledge such shares must request that certificates for such shares be issued in his or her name.

26. MAY I SEND CERTIFICATES FOR SHARES OF COMMON STOCK OF TECO ENERGY, INC. HELD IN MY POSSESSION TO THE AGENT FOR SAFEKEEPING?

         Yes. Participants in the Plan may send certificates for shares of Common Stock of the Company held in their possession to the Agent for safekeeping at no cost. These shares will be combined with the full and fractional shares acquired under the Plan and held by the Agent. Shortly thereafter, the Participant will receive a statement showing combined holdings. The Agent will treat these shares in the same manner as shares purchased for the Participant's account. However, shares deposited for safekeeping must remain in the Participant's account for a period of 60 days before the shares can be sold. All certificates should be sent to BankBoston, N.A., c/o EquiServe L.P., P. O. Box 8040, Boston, Massachusetts 02266-8040 by either registered or certified mail, return receipt requested since the Participant bears the risk of loss in transit.

27.      IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

         Accounts under the Plan are maintained in the same names in which share certificates of Participants are registered at the time the Participants entered the Plan. Certificates for whole shares of Common Stock will be so registered when issued, except in instances such as death. Upon written request, certificates also can be registered

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and issued in names other than the account name subject to compliance with any applicable laws and the payment by the Participant of any applicable taxes, provided that the request bears the signature of the Participant and the signature is guaranteed by a member of the Securities Transfer Agent Medallion Program.


WITHDRAWAL

28.      MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

         Yes. The Plan is entirely voluntary and a Participant may withdraw from the Plan at any time.

         A Participant may cancel participation in the Plan if a written notice of withdrawal from the Plan is received by the Agent two (2) business days before the record date. All subsequent cash dividends will be paid to the Participant unless the Participant re-enrolls in the Plan, which may be done at any time. If the notice of withdrawal is received by the Agent after the record date, it will be processed as promptly as possible following the related dividend payment date. Optional cash payments which have not been invested will be refunded if a written request for refund or withdrawal from the Plan is received by the Agent at least forty-eight hours prior to the application of such payments to the purchase of shares.

29.      HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

         To withdraw from the Plan, a Participant must notify the Agent in writing that he or she wishes to withdraw. A withdrawal/termination form is attached to the statement of account for this purpose. This notice should be addressed to BankBoston, N.A., c/o EquiServe L.P., P. O. Box 8040, Boston, Massachusetts 02266-8040. When a Participant withdraws from the Plan or upon termination of the Plan by the Company, certificates for whole shares credited to his or her account under the Plan will be mailed to him or her and a cash payment will be made for any fraction of a share and for any optional cash payments which have not been invested. The cash payment for any fraction of a share will be based on the closing price of the Company's Common Stock as reported in the Wall Street Journal report of NYSE-Composite Transactions for the latest practical date preceding processing of the withdrawal.

         Upon his or her withdrawal from the Plan, the Participant may request that all of his or her shares in the Plan, both whole and fractional, be sold. This sale will be made within ten trading days after receipt by the Agent of the request. The Participant will receive the proceeds of the sale, less any brokerage commission and any transfer tax.

30. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL OF THE SHARES REGISTERED IN HIS OR HER NAME?

         If a Participant disposes of all shares of Common Stock registered in his or her name, the Agent will continue to reinvest the cash dividends on the shares credited to the Participant's account under the Plan until notified that the Participant wishes to withdraw from the Plan. If an "Optional Cash Payments Only" Participant disposes of all shares of Common Stock registered in the Participant's name, the Agent will continue to pay cash dividends to the Participant on shares credited to the Participant's account under the Plan until notified that the Participant wishes to withdraw from the Plan.

OTHER INFORMATION

31. IF THE COMPANY HAS A RIGHTS OFFERING, HOW WILL A PARTICIPANT'S ENTITLEMENT BE COMPUTED?

         A rights offering takes place when the Company issues to the existing shareholders the right to purchase additional shares of Common Stock in proportion to the shares already owned. A Participant's entitlement in a rights offering will be based upon the Participant's total holdings, including shares credited to the Participant's account under the Plan. Rights will be issued for the number of whole shares only, unless rights for one or more whole shares in lieu of any fractional share interest are issued. Rights based on a fraction of a share not so provided for will be sold for a Participant's account by the Agent and the net proceeds will be issued by check and mailed to the Participant.

32.      WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK
SPLIT?

         All shares of Common Stock distributed as a result of a stock dividend or a stock split on shares credited to the account of a Participant will be added to the Participant's account. As soon as practicable after the declaration of a stock dividend or stock split, a statement will be sent to each Participant which will indicate the number of shares of Common Stock credited to each Participant's account under the Plan as a result of the stock dividend or stock split. A Participant may receive a certificate for such shares at any time by sending a written request to BankBoston, N.A., c/o EquiServe L.P., P.O. Box 8040, Boston, Massachusetts 02266-8040.

33.      HOW WILL A PARTICIPANT'S SHARES BE VOTED AT MEETINGS OF SHAREHOLDERS?

         For any shareholders' meeting, each Participant will receive a single proxy card covering the total number of whole shares of Common Stock held--both the shares registered in the Participant's name and those shares credited to his or her account under the Plan. If the proxy card is returned properly signed and marked for voting, all of the whole shares will be voted as marked. Also, the total number of whole shares held may be voted in person at the shareholders' meetings.

         If a proxy card is returned properly signed but without indicating instructions as to the manner shares are to be voted with respect to any item, all of the Participant's whole shares--those registered in his or her name and those shares credited to his or her account--will be voted in accordance with the recommendations of the Company's Board of Directors, or as otherwise indicated in the Form of Proxy or Proxy Statement. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the Participant's shares covered by such proxy card will be voted unless the Participant votes in person at the meeting.

34.      MAY THE PLAN BE CHANGED OR DISCONTINUED?

         The Company reserves the right to suspend, modify, amend, or terminate the Plan, or to change the Agent administering the Plan at any time. Notice of any such modification, amendment, suspension, termination, or change of Agent will be sent to all Participants. In the event the Company changes the Agent, all references to the Agent shall thereafter mean the successor Agent as designated by the Company.

35.      WHAT IS THE RESPONSIBILITY OF THE COMPANY AND THE AGENT UNDER THE PLAN?

         Neither the Company, nor the Agent in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon an occurrence such as the Participant's death prior to the receipt of written notice thereof, or with respect to the prices at which shares are purchased for the Participant's account and the times when the purchases are made, or with respect to any fluctuation in the market value after purchase or sale of shares.

         The Participant should recognize that the Company cannot assure a profit or protect against a loss on the shares of Common Stock purchased by a Participant under the Plan.

         The terms and conditions of the Plan and its operation shall be governed by and construed in accordance with the laws of the State of Florida. The Company reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan.


                                      TAXES

         Even though cash dividends may automatically reinvest under the Plan, they are still taxable as ordinary income under the United States Internal Revenue Code. The amount of such cash dividends will be set forth on one or more forms sent to each Participant relating to activity in his or her Plan account during the calendar year and will be reported to the Internal Revenue Service. Such forms will include tax information concerning sales of Common Stock from Plan accounts during the calendar year.

         Any person whose cash dividends are subject to withholding for Federal income tax purposes will have the withheld amounts deducted before the net remainder is reinvested under the Plan.

         THIS TAX INFORMATION IS A SUMMARY ONLY AND DOES NOT PURPORT TO BE COMPLETE. PARTICIPANTS ARE ENCOURAGED TO DISCUSS SPECIFIC QUESTIONS WITH THEIR TAX AND LEGAL ADVISORS.

         In addition, there may be tax considerations under foreign, state and local laws applicable to Participants.


                                 USE OF PROCEEDS

         The Company does not know either the number of shares that will ultimately be purchased from the Company under the Plan or the prices at which such shares will be sold. The proceeds from the sale of any additional Common Stock by the Company will be added to the general funds of the Company and will be used for general corporate purposes.

                             SHAREHOLDER RIGHTS PLAN

         Each share of the Company's Common Stock, including shares purchased under the Plan, also represents one share purchase right (a "Right"). The Rights, which are not currently exercisable, under certain circumstances may trade separately from the Common Stock and permit their holders to purchase at a favorable price large amounts of Common Stock or securities of a successor to the Company. The Rights could render more difficult or tend to discourage an attempt to gain control of the Company that the Company's Board of Directors did not approve. The Board of Directors of the Company deemed it desirable and in the best interests of the Company and its stockholders to establish the Rights to preserve the long-term value of the Company in the event of a potential takeover that the Board of Directors believes to be coercive or unfair.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Bylaws provide that any person who is or was a party to any threatened, pending or completed proceeding, because such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Company to the full extent permitted by law against expenses and liabilities. The indemnification provided for in the Company's Bylaws is expressly not exclusive of all other rights to which such person may be entitled as a matter of law.

         Section 607.0850 of the Florida Business Corporation Act grants the Company the power to indemnify each person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Company where the person involved is adjudged to be liable to the Company, except to the extent approved by a court.

         The Company maintains an insurance policy on behalf of its directors and officers, covering certain liabilities that may be incurred by the directors and officers when acting in their capacities as such.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. If a claim should arise for indemnification with regard to liability under the federal securities laws, the permissibility of such claim may have to be resolved by a court of competent jurisdiction.

================================================================================

         No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer by the Company to sell or a solicitation of an offer to buy any securities other than the securities described herein or an offer by the Company to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

                                ----------------

                                TABLE OF CONTENTS

                                                 Page
                                                 ----
Available Information..............................2
Incorporation of Certain Documents by Reference....2
The Company .......................................3
The Plan...........................................3
       Purpose.....................................3
       Advantages..................................3
       Administration..............................4
       Participation...............................4
       Participation by Shareholders...............4
       Participation by Employees................. 6
       Optional Cash Payments .....................7
       Costs.......................................8
       Purchases...................................8
       Reports to Participants.....................9
       Dividends..................................10
       Certificates for Shares....................10
       Withdrawal.................................11
       Other Information..........................12
Taxes  ...........................................13
Use of Proceeds...................................13
Shareholder Rights Plan...........................14
Indemnification of Directors and Officers.........14

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================================================================================

                                TECO ENERGY, INC.

                              DIVIDEND REINVESTMENT
                                AND COMMON STOCK
                                  PURCHASE PLAN







                                  ------------
                                   PROSPECTUS
                                  ------------







                               NOVEMBER 13, 1991,
                               AS AMENDED THROUGH
                                  MARCH 5, 1999









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